Exhibit 23.4
WestLand Engineering & Environmental Services, Inc.
1650 Meadow Wood Lane
Reno, NV 89502

CONSENT OF THIRD-PARTY QUALIFIED PERSON

WestLand Engineering & Environmental Services, Inc.(“WestLand”), in connection with the filing of the Hycroft Mining Holding Corporation Annual Report on Form 10-K (“Form 10-K”), consent to:

•the filing and use of the technical report summary titled “Technical Report Summary of Initial Assessment on the Hycroft Mine, Nevada, United States of America” (the “TRS”), with an effective date of February 17, 2022, as an exhibit to and referenced in the Form 10-K;

•the use of and references to our name, including our status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the Securities and Exchange Commission), in connection with the Form 10-K and the TRS; and

•the information derived, summarized, quoted or referenced from the TRS, or portions thereof, that was prepared by us, that we supervised the preparation of and/or that was reviewed and approved by us, that is included or incorporated by reference in the Form 10-K.

WestLand also consents to the incorporation by reference in Hycroft Mining Holding Corporation’s registration statement on Form S-8 (No. 333-249620) of the above items as included in the Form 10-K.

WestLand is responsible for authoring, and this consent pertains to, subsection 3.6 of the TRS.

March 30, 2022

/s/Richard F. DeLong
Signature of Authorized Person for
WestLand Engineering & Environmental Services, Inc.

Richard F. DeLong
Print name of Authorized Person for
WestLand Engineering & Environmental Services, Inc.